Code of Ethics and Insider Trading Policy

Table of Contents

I.	Introduction			1
	A.	Who is Covered by the Code		1
	B.	Standards of Business Conduct		1
	C.	Duty to Report Violations		2

II.	Restrictions			2
	A.	No Insider Trading		2
	B.	Transactions with Clients		3
	C.	Service as a Board Director, Board Member, Manager, Managing Member or Trustee		3
	D.	Outside Financial or Business Interests		3
	E.	Initial Public Offerings		4
	F.	Private Placements		4
	G.	Limitations on Investments in Publicly Traded Companies		5
	H.	Front Running Is Prohibited		5
	I.	Spread Betting Is Prohibited		5
	J.	Short Sales – APAM Securities		5
	K.	Hedging – APAM Securities		5
	L.	Pledging and Margin Accounts – APAM Securities		5
	M.	Short-Term Trading/Profit Limitations		5
	N.	High-Risk Trading Activities		6
	O.	Personal Securities Transactions with certain brokers or dealers		6

III.	Compliance Procedures			6
	A.	Execution of Personal Securities Transactions through Disclosed Brokerage Accounts		6
	B.	Preclearance		7
		1.	Preclearance Requirement	7
		2.	Blackout Periods for APAM Securities	7
		3.	Blackout Period for Investment Persons	8
		4.	Securities and Transactions Exempt from the Preclearance Requirement	8
		5.	Accounts Exempt from the Preclearance Requirement	9
		6.	Approved 10b5-1 Plan – APAM Securities	9
		7.	Employer Securities Held by Immediate Family Members	10
	C.	Dealing with Certificated Securities		11
	D.	Monitoring of Transactions		11
	E.	Educational Efforts		11
	F.	Confidentiality		11

IV.	Employee Reporting			12
	A.	Initial Disclosure of Accounts and Holdings		12
	B.	Transactions in APAM Securities		12
	C.	Quarterly Transaction Reports		12
	D.	Annual Accounts and Holdings Reports		13
	E.	Disclosure of Employment—Household		13
	F.	Regulatory Conduct Disclosure		14

	G.	Certification of Receipt of Code and Compliance	14

V.	Exemptions		14
	A.	Exempt Transactions and Securities	14
	B.	Individual Exemptions	15

VI.	Gifts and Business Entertainment		15
	A.	Receiving Gifts	15
	B.	Making Gifts	15
	C.	Distinction Between Gifts and Business Entertainment	15
	D.	Preclearance of Business Entertainment Events Exceeding $300	16
	E.	Reporting Gifts and Business Entertainment	16
	F.	Client Gift and Business Entertainment Policies	16
	G.	Preclearance of Gifts Involving Government Entity Clients	16
	H.	ERISA Clients	17

VII.	Management’s Reporting		17
	A.	Report to the Board of Artisan Funds	17
	B.	Report to the Board of a U.S. Fund Client	17
	C.	Reporting to Artisan Partners’ Management	17

VIII.	Enforcement of the Code and Consequences for Failure to Comply		18

IX.	Retention of Records		18

APPENDIX A — DEFINITIONS			20

APPENDIX B — EXAMPLES OF BENEFICIAL INTEREST			23

iii

I.	Introduction

Any questions arising under the Artisan Partners Code of Ethics and Insider Trading Policy (the Code) should be discussed with the Chief Compliance Officer.

A.	Who is Covered by the Code

This Code applies to all (i) officers, employees and individual members of Artisan Partners Asset Management Inc. (APAM) and its affiliates including, without limitation, Artisan Partners Limited Partnership (Artisan US), Artisan Partners UK LLP (Artisan UK), Artisan Asia-Pacific PTE, Ltd. and Artisan Partners Distributors LLC (collectively Artisan Partners); (ii) interested directors of Artisan Partners Funds, Inc. (Artisan Funds) and Artisan Global Funds plc (Artisan Global Funds) who are not otherwise subject to another code of ethics adopted by Artisan Funds or Artisan Global Funds; and (iii) each person under contract with and working on the premises of Artisan Partners (such as a temporary employee, independent contractor or consultant) (Covered Persons).

Except as discussed in the Code, each Covered Person is subject to each provision of the Code. Restrictions in this Code also apply to all members of a Covered Person’s Immediate Family (as defined in Appendix A) and to any account beneficially owned or controlled1 by a Covered Person or a Covered Person’s Immediate Family member. Immediate Family members include a Covered Person’s spouse and children, as well other individuals who are either living in a Covered Person’s household or are materially dependent on a Covered Person for support. Changes in marital status or household members should be promptly reported to a member of the compliance team.

An Exempt Person (as defined in Appendix A) is considered to be a Covered Person but will be exempted from certain provisions of the Code, as stated in the Code itself.

B.	Standards of Business Conduct

This Code is based on the principle that Artisan Partners and its affiliates owe a fiduciary duty to Artisan Partners’ Clients. This requires Artisan Partners and each Covered Person to seek to avoid any conflict of interest, or the appearance of a conflict of interest, between the interests of a Client and the interests of Artisan Partners and a Covered Person. For purposes of the Code, any person or institution advised or sub-advised by Artisan Partners is deemed to be a “Client.”

Covered Persons must at all times comply with the following standards of business conduct:

•	Compliance with Applicable Law. All Covered Persons must at all times comply with all laws and regulations, including the Federal Securities Laws that apply to the business of Artisan Partners in any country in which Artisan Partners operates.

•	Clients Come First. The interests of Clients must always come first, as Clients deserve and demand Artisan Partners’ undivided loyalty and unbiased effort. All Covered Persons must at all times recognize and respect the interests of Clients, particularly with regard to their personal investment activities and any real or potential conflict with Client interests that may arise in connection with such activities. Covered Persons must not conduct a Personal Securities Transaction in a manner that interferes with transactions on behalf of Clients. Covered Persons must not take inappropriate advantage of their positions and access to information that comes with such positions. Covered Persons should not seek to influence investments on behalf of Clients based on personal interests rather than the interests of Clients.

[1]	Accounts “controlled” by a Covered Person or their Immediate Family Member include all accounts over which any such individual has investment discretion, but does not include accounts managed by any such individual in connection with his or her employment as an investment professional.

•	Observe the Spirit of the Code. Artisan Partners expects that Covered Persons will seek to comply with not only the letter but also the spirit of the Code and strive to avoid even the appearance of impropriety.

C.	Duty to Report Violations

Covered Persons must promptly notify the Chief Compliance Officer if there is any reason to believe that a violation of the Code has occurred or is about to occur.

II.	Restrictions

Every	Covered Person shall comply with the following restrictions:

A.	No Insider Trading

•	No Covered Person may engage, directly or indirectly, in any transaction (either a Personal Securities Transaction or a transaction for a Client) involving the purchase or sale of any security, including any security issued by APAM, if you are aware of “material,” “nonpublic” information about that company. See Appendix A of this policy for definitions and discussions of those terms.

If you think that you might have received material, nonpublic information from any source (including, without limitation, an officer, director or employee of a public company, consultant, analyst or broker), you should take the following steps:

•	Report the information and proposed trade immediately to Artisan Partners’ General Counsel, Senior Counsel or an Associate Counsel.

•	Do not purchase or sell the securities on behalf of yourself or others, including Clients until Artisan Partners has made a determination as to the need for trading restrictions.

•	Do not communicate the material, nonpublic information inside or outside Artisan Partners, other than to Artisan Partners’ General Counsel, Senior Counsel or an Associate Counsel, unless instructed to do so by such person.

•	After review of the issue, Artisan Partners will determine whether any trading restrictions apply and what action, if any, the firm should take.

•	Tender Offers. Trading during a tender offer represents a particular concern in the law of insider trading. Each Covered Person should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

•	Contacts with Public Companies. One or more of the directors or trustees of APAM or of a Client whose account is managed by Artisan Partners may be an officer, director or trustee of one or more public companies. Each Covered Person should avoid discussing with any such officer, director or trustee any nonpublic information about any such company. If a Covered Person (other than such officer, director or trustee) should become aware of material, nonpublic information regarding any such company, he or she should so advise Artisan Partners’ General Counsel, Senior Counsel or Associate Counsel promptly.

•	Communication of Nonpublic Information. Under certain circumstances, Artisan associates may receive nonpublic information concerning a current or potential investment opportunity. Such information may be subject to a confidentiality agreement, and is also subject to the Artisan Partners’ Information Barrier Policy.

No Covered Person may communicate nonpublic information to others in violation of the law, any firm policy, or any duty of confidentiality we owe to a third-party. Conversations containing such information, if appropriate at all, should be conducted in private. The “tipping” of material nonpublic information to a third-party in violation of a duty of confidentiality raises special issues under the insider-trading laws, and is expressly prohibited under this Code.

Access to files containing nonpublic information and computer files containing such information should be restricted, including by maintenance of such materials in locked cabinets, or through the use of passwords or other security devices for electronic data.

•	Other Restricted Securities. A Covered Person is prohibited from purchasing or selling, for his or her own account or for the account of others, including any Client:

•	securities of any public company (other than Artisan Funds or Artisan Global Funds) of which such Covered Person is a director or trustee, except that the person who is the director or the trustee of the public company may purchase or sell, for his or her own account or for the account of any Immediate Family Member that company’s securities with the express prior written approval of the Chief Compliance Officer;

•	securities of any public company placed from time to time on an Artisan Partner’ restricted list. Artisan Partners will maintain list(s) of such restricted securities that will be updated as necessary, taking into account the terms of the Artisan Partners’ Information Barrier Policy.

B.	Transactions with Clients

No Covered Person shall knowingly purchase from or sell to any Client any security or other property except securities issued by that Client. This section does not prohibit purchases of Client products or services that are available to the general public.

C.	Service as a Board Director, Board Member, Manager, Managing Member or Trustee

No Covered Person may serve as a member of the board of directors or trustees, an officer, a manager or a managing member or in a similar capacity exercising control of any business organization (including an advisory board) without the prior written approval of the Chief Compliance Officer, unless the organization is a civic or charitable organization or an organization owned or controlled by a member of the Covered Person’s family. If a Covered Person is serving as a board member, officer, manager, managing member or in a similar control capacity, of any organization, the Covered Person should be mindful of his or her responsibilities under the Code and his or her agreements with Artisan Partners, and should seek to avoid any appearance of impropriety. In particular, Covered Persons are reminded of their obligations not to misuse confidential information belonging to Artisan Partners or any Client. A Covered Person serving as a board member, officer, manager or managing member of an organization or in a similar control capacity is encouraged not to participate in any activity on behalf of the organization that could create an appearance of impropriety.

In some circumstances, the service of a Covered Person as a board member of an organization or an executor, conservator or trustee for an estate, conservatorship or personal trust, could result in Artisan Partners being deemed to have custody of the assets of that entity, if it were a Client. Because Artisan Partners does not accept custody of Client assets, if Artisan Partners would be deemed to have custody because of the relationship of a Covered Person to the organization, the Covered Person may be required to give up his or her position as a condition of Artisan Partners accepting an engagement to provide advisory services.

An Exempt Person is not required to obtain prior written approval for service as a board member, officer, manager or managing member of an organization or in a similar control capacity.

D.	Outside Financial or Business Interests

Covered Persons should avoid outside financial or business interests that may give rise to conflicts of interest with Clients or Artisan Partners’ interests or that may create divided loyalties, divert substantial amounts of their time and/or compromise their independent judgment. Potential examples of outside financial or business interests that may give rise to such conflicts of interest or divided loyalties include where a Covered Person holds a substantial interest in a company that has dealings with Artisan either on a recurring or “one-off” basis or where a Covered Person has an employment relationship or position with a potential client or vendor of Artisan Partners.

If a situation arises that a Covered Person believes may present such a conflict of interest, the Covered Person should contact the Chief Compliance Officer, General Counsel or Associate Counsel.

E.	Initial Public Offerings

No Covered Person shall acquire any security in an initial public offering, except with the prior written approval of the Chief Compliance Officer, based on a determination that: (i) the acquisition is consistent with applicable regulatory requirements, does not conflict with the purposes of the Code or its underlying policies, or the interests of Artisan Partners or its Clients; and (ii) the opportunity to acquire the security has been made available to the person for reasons other than the person’s relationship with Artisan Partners or its Clients. Such circumstances might include, for example:

•	an opportunity to acquire securities of an insurance company converting from a mutual ownership structure to a stockholder ownership structure, if the person’s ownership of an insurance policy issued by that company conveys that opportunity;

•	an opportunity resulting from the person’s pre-existing ownership of an interest in the IPO company or an investor in the IPO company; or

•	an opportunity made available to the person’s Immediate Family Members sharing the same household, in circumstances permitting the Chief Compliance Officer reasonably to determine that the opportunity is not being made available indirectly because of the person’s relationship with Artisan Partners or its Clients (for example, because of the Immediate Family Member’s employment).

An Exempt Person is not required to obtain prior written approval for acquiring a security in an initial public offering.

F.	Private Placements

No Covered Person shall acquire any security in a private placement without the express written prior approval of the Chief Compliance Officer. In deciding whether that approval should be granted, the Chief Compliance Officer may consider a number of relevant factors including, but not limited to:

•	whether the investment opportunity should be reserved for Clients;

•	whether the opportunity has been offered because of the person’s relationship with Artisan Partners or its Clients;

•	whether the investment is in a pooled vehicle or an operating company;

•	the size of the proposed investment in relation to the total offering and in relation to the total equity ownership of the entity in which the Covered Person seeks to invest;

•	the rights to be granted to the Covered Person as a result of the investment;

•	the amount of business involvement the Covered Person would have after the investment has been made; and

•	the degree to which the Covered Person may be deemed to have control over the entity after the investment has been made.

Any investment decision for a Client relating to that security must be made by investment personnel other than that Covered Person or, alternatively, the decision must be approved by the Chief Compliance Officer. For purposes of this section, a “private placement” means an offering of securities in which the issuer relies on an exemption from the registration provisions of the U.S. federal securities laws or comparable non-U.S. regulatory scheme, and usually involves a limited number of sophisticated investors and a restriction on resale of the securities.

This section does not apply to the acquisition by a Covered Person’s Immediate Family Member sharing the same household of an ownership interest in that person’s employer or an affiliate of the employer;

provided the acquisition is the result of that person’s bona fide employment relationship and is not a result of a Covered Person’s relationship with Artisan Partners or Clients—these transactions are discussed in Section III.B.7., below.

An Exempt Person is not required to obtain prior written approval for acquiring a security in a private placement.

G.	Limitations on Investments in Publicly Traded Companies

No Covered Person shall knowingly own more than 5% of a public company’s outstanding shares without prior written approval from the Chief Compliance Officer.

This limitation does not apply to an Exempt Person.

H.	Front Running Is Prohibited

Covered Persons are prohibited from inappropriately using confidential nonpublic information obtained while associated with Artisan for their personal benefit. For example, no Covered Person shall engage in a Personal Securities Transaction in a security based on advance knowledge that Artisan Partners is effecting or will be effecting a purchase or sale of the security on behalf of a Client.

This prohibition will not affect the execution of transactions for the account of a Client in which one or more Covered Persons has an economic interest (such as, for example, where a Covered Person owns shares of an Artisan Fund), which may be executed by Artisan Partners’ traders in accordance with the Artisan Partners’ trading procedures.

I.	Spread Betting Is Prohibited

Covered Persons are prohibited from engaging in spread betting transactions based on financial instruments and indices, including the purchase or sale of contracts for difference.

J.	Short Sales – APAM Securities

Covered Persons may not, directly or indirectly, sell any APAM equity security short (that is, sell an APAM equity security when the Covered Person does not own it), or sell short against the box (that is, sell an APAM equity security when the Covered Person owns the security sold but does not deliver it).

This section does not apply to an Exempt Person.

K.	Hedging – APAM Securities

Covered Persons may not hedge their exposure to the economic consequences of ownership of APAM securities. In particular, a Covered Person may not engage in hedging transactions involving any derivative security relating to APAM securities, including acquiring, writing or otherwise entering into any instrument that has a value determined by reference to APAM securities, whether or not the instrument is issued by Artisan, except in connection with an Artisan compensation or benefit plan. For the avoidance of doubt, ownership of equity interests in a subsidiary of Artisan is not prohibited by the Code.

This section does not apply to an Exempt Person.

L.	Pledging and Margin Accounts – APAM Securities

Covered Persons (other than Exempt Persons) may not place or hold APAM securities in a margin account at any time. Covered Persons may not pledge APAM securities at any time when they are aware of material, nonpublic information or otherwise are not permitted to trade in APAM securities.

M.	Short-Term Trading

Covered Persons are strongly discouraged from engaging in inappropriate excessive short-term trading of securities. The purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days are generally regarded as short-term trading. Such transactions are subject to preclearance.

The following transactions are exempt from the preclearance requirement in this Section II.M:

•	any option or futures contract on a broad-based index (such as the S&P 500);

•	any exchange traded fund (ETF), exchange traded note (ETN), or exchange traded closed-end fund;

•	securities of Artisan Funds or a U.S. registered investment company for which Artisan Partners serves as investment sub-adviser (U.S. Fund Client)[2], this does not apply to non-U.S. pooled investment vehicles;

•	sales as a result of a tender offer made available generally to all shareholders of the issuer;

•	any transaction in a municipal security (including an education savings plan operated by a state pursuant to Section 529 of the Internal Revenue Code);

•	any transaction or security exempt under Section V.A. of this Code; or

•	any transaction that has received the prior written approval of the Chief Compliance Officer.

This section does not apply to an Exempt Person.

N.	High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of a Covered Person’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the duration of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments (including options).

Covered Persons engage in such trading activities at their own risk. If Artisan Partners becomes aware of material, nonpublic information about the issuer of the underlying securities, or if preclearance of the closing transaction is denied, Artisan Partners personnel may find themselves “frozen” in a position. Artisan Partners will not bear any losses in personal accounts as a result of implementation of this policy.

O.	Personal Securities Transactions with certain brokers or dealers

In order to comply with certain state regulations, Covered Persons are restricted from executing any Personal Securities Transactions with the institutional trading desks of any broker or dealer with whom Artisan Partners conducts business for its clients.

III.	Compliance Procedures

A.	Execution of Personal Securities Transactions through Disclosed Brokerage Accounts

All Personal Securities Transactions by a Covered Person that are subject to the Code must be conducted through brokerage or other accounts that have been identified to the Chief Compliance Officer. No exceptions will be made to this policy.

Exempt Persons are not subject to this section.

[2]	This exemption applies only to the short-term profit prohibition of the Code. Each Covered Person remains subject to the policies of the U.S. Fund Client in which he or she has invested, which may include restrictions on short-term trading activity.

B.	Preclearance

1.	Preclearance Requirement

Except as provided below, all Personal Securities Transactions of a Covered Person must be cleared in advance by the Chief Compliance Officer or the Chief Legal Officer in the case of APAM securities. The Chief Compliance Officer, or another person to whom authority to approve Personal Securities Transactions has been granted under the Code, may not approve his or her own Personal Securities Transactions; such transactions must be approved by someone else with such authority. For a preclearance request from an Investment Person, the Chief Compliance Officer will contact a portfolio manager, or his designee, of the corresponding strategy for which the Investment Person works, (or will otherwise utilize information provided by such portfolio manager or designee), to determine if a transaction in the Security subject to the proposed Personal Securities Transaction is actively under consideration for the strategy. If a portfolio manager requests preclearance of a Personal Securities Transaction the Chief Compliance Officer will contact another portfolio manager, or his designee, for the strategy, (or will otherwise utilize information provided by such portfolio manager or designee), to determine if a transaction in the Security subject to the proposed Personal Securities Transaction is actively under consideration for the strategy. In the case of a sole portfolio manager, the Chief Compliance Officer will contact a designee from the investment team to assist in this determination. For each proposed trade, the person responsible for reviewing such trade shall be provided with all information necessary to determine whether the trade may be approved consistent with the Code (e.g. title of the security, nature of the transaction, approximate number of shares involved in the transaction).

No Personal Securities Transaction of a Covered Person in a security will be cleared if: (i) the security is on an applicable restricted list; (ii) there is a conflicting order pending in that security; or (iii) the proposed transaction is during a “Blackout Period”, as discussed below. A conflicting order is any order for the same security (or an option on or warrant for that security) by Artisan Partners for a Client that is pending in the Artisan Partners’ trade order management system.

If a precleared transaction is not executed by the end of the second business day following the date on which preclearance is granted, the preclearance will expire and the request must be made again.

The “gifting” of securities by a Covered Person shall be considered a Personal Securities Transaction of the Covered Person and shall be subject to preclearance as described above. For non-APAM securities, approval generally will be given unless the security is on an applicable restricted list.

2.	Blackout Periods for APAM Securities

A “Firmwide Blackout Period” will begin on the 15th day of the last month of each fiscal quarter (or the immediately preceding trading day, if that day is not a trading day) and will continue until the opening of regular session trading on the New York Stock Exchange on the second trading day after the later of: (i) the day on which the Company releases its earnings for that fiscal period; and (ii) the Company’s earnings conference call for that fiscal period.

The Chief Legal Officer may designate additional blackout periods, or “Special Blackout Periods,” and may determine which associates are subject to a Special Blackout Period, in each case in his or her discretion from time to time. No Covered Person subject to a Special Blackout Period may disclose to any other person that any Special Blackout Period has been designated.

No transaction in APAM securities by a Covered Person, even if it has been precleared, may be effected during a Firmwide Blackout Period. Firmwide Blackout Periods are reflected in a calendar which is made available to Covered Persons. A Special Blackout Period will not be announced firmwide, but instead will be announced to the associates subject to such Special

Blackout Period (as such persons are determined by the Chief Legal Officer) in any manner determined appropriate by the Chief Legal Officer

3.	Blackout Period for Investment Persons

An Investment Person may not purchase or sell a Security when the proposed transaction would conflict with trading activity under consideration for a Client whose account is managed according to an investment strategy for which such Investment Person provides research, trading or portfolio management services. The existence of such a conflict will generally be determined in consultation with portfolio management as described above in Section III.B.1, “Preclearance.” This blackout period will not apply to transactions resulting from Client cash flows or Client account fundings or terminations, such as those designed to conform Client accounts to a pre-established model portfolio.

4.	Securities and Transactions Exempt from the Preclearance Requirement

Transactions in the following securities, as well as the following transactions, are exempt from the preclearance requirement (except items b and j, which are not exempt from the preclearance requirements for Covered Persons associated with Artisan UK). Note that the following transactions may be subject to the short-term trading/profit limitation under Section II.M, above:

•	securities or transactions listed as exempt in Section V.A;

•	securities of a U.S. Fund Client, except that Covered Persons associated with Artisan UK must preclear transactions in Artisan Funds and Artisan Global Funds;

•	municipal securities (including education savings plans operated by a state pursuant to Section 529 of the Internal Revenue Code);

•	listed index options and futures;

•	ETFs, ETNs and exchange-traded closed-end funds; however, holding company depositary receipts (HOLDRS)[3] remain subject to the preclearance and reporting requirements;

•	acquisitions and dispositions of securities that are non-volitional on the part of the Covered Person, including:

•	purchases or sales upon the exercise of puts or calls written by such person where the purchase or sale is effected based on the terms of the option and without action by the covered person or his or her agent (but not the writing of the option, which must be pre-cleared); and

•	acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

•	transactions in an account (including an investment advisory account, trust account or other account) of any Covered Person (held either alone or with others) over which a person other than the Covered Person (including an investment adviser or trustee) exercises investment discretion if:

•	the Covered Person does not know of the proposed transaction until after the transaction has been executed; and

[3]	Transactions involving HOLDRs require preclearance of each underlying security.

•	the Covered Person has previously identified the account to the Chief Compliance Officer and has affirmed that he or she does not know of proposed transactions in that account until after they are executed.

This exclusion from the preclearance requirement is based upon the Covered Person not having knowledge of any transaction until after that transaction is executed. Therefore, notwithstanding this general exclusion, if the Covered Person becomes aware of any transaction in such investment advisory account before it is executed, the person must seek preclearance of that transaction (if preclearance of the transaction would otherwise be required) before it is executed.

•	sales as a result of a tender offer made available generally to all shareholders of the issuer;

•	transactions in securities held for the benefit of a Covered Person in an employee benefit plan account maintained by the Covered Person’s prior employer in order to facilitate a transfer of the account to the Covered Person’s Artisan Partners’ 401(k) plan account or a rollover of the account to an IRA or other retirement account;

•	purchases or redemptions of units of any pooled investment vehicle the investment adviser or general partner of which is Artisan Partners or an affiliate of Artisan Partners (this exemption is not available to Covered Persons associated with Artisan UK); and

•	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.	Accounts Exempt from the Preclearance Requirement

From time to time, Artisan Partners may operate one or more accounts in which Artisan Partners or its employees have significant economic interests, but in which assets of persons not employed by Artisan Partners are also invested or which Artisan Partners is operating as a model portfolio in preparation for management of Client assets in the same or a similar strategy. Such an account is exempt from the preclearance requirements of the Code. Transactions in such an account will be conducted in accordance with Artisan Partners’ trading procedures for Client accounts.

6.	Approved 10b5-1 Plan – APAM Securities

The trading restrictions described in Sections III.B.1 and III.B.2 do not apply to transactions executed pursuant to a pre-existing written plan, contract or instruction under Rule 10b5-1 (an Approved 10b5-1 Plan) that:

•	has been reviewed and approved by the Chief Legal Officer at least one month in advance of any trades under the plan (or, if revised or amended, the revisions or amendments have been reviewed and approved by the Chief Legal Officer prior to the effectiveness of the revisions or amendments and at least one month in advance of any subsequent trades under the revised or amended plan);

•	was entered into (or, with respect to an instruction, given) in good faith by a Covered Person at a time when such person was not in possession of material, nonpublic information about APAM; and

•

either: (i) gives a third party the discretionary authority to execute purchases and sales of securities of APAM, outside the influence of the Covered Person, so long as the third party is not aware of any material, nonpublic information about APAM; or (ii) explicitly specifies the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold, and the date on which the securities are to be purchased or sold, or a written formula, algorithm or computer program for determining the amount, price and date of such transactions.

7.	Employer Securities Held by Immediate Family Members

An occasion may arise where an Immediate Family Member sharing the same household as a Covered Person receives or is offered an opportunity to acquire an equity interest in that person’s employer or an affiliate of the employer as a result of a bona fide employment relationship and not because of a Covered Person’s relationship with Artisan Partners or Clients. In many (but not all) cases, the preclearance requirements of the Code are waived. The following principles apply:

•	Transactions that are initiated by the employer of the Immediate Family Member (for example, provided as part of the Immediate Family Member’s compensation) are exempt from preclearance.

•	Transactions that are initiated by the Immediate Family Member must be precleared in advance.

•	Even if an Immediate Family Member’s acquisition of a security was exempt from preclearance, preclearance will be required for any sale of the security initiated by the Immediate Family Member.

•	All transactions and holdings need to be reported in compliance with Section IV of the Code.

Exempt Persons are not subject to this section.

C.	Dealing with Certificated Securities

The receipt of securities in the form of a physical stock certificate must be reported as described in Section IV, below. Any subsequent transaction in such securities must be conducted through a disclosed account for which Artisan Partners receives duplicate confirmations and account statements or in a manner that is otherwise disclosed to and approved by the Chief Compliance Officer. No Covered Person shall request withdrawal of securities from a brokerage or other account in certificated form without prior consent of the Chief Compliance Officer.

Exempt Persons are not subject to this section.

D.	Monitoring of Transactions

Artisan Partners’ Chief Compliance Officer will monitor the trading patterns of Covered Persons compared to the trading by Artisan Partners in Client accounts, and trading for Artisan Partners’ own account (if any) for compliance with this Code, including the provisions intended to prevent the misuse of Inside Information. Such review will include, but shall not be limited to, an analysis of compliance with preclearance requirements; comparisons of trading activity against restricted securities lists (if any); and analysis of trading to detect patterns that may indicate abuse, such as front running or market timing in shares issued by Clients that are open-end funds. No Artisan associate will be permitted to monitor his or her own Personal Securities Transactions for purposes of compliance with the Code.

E.	Educational Efforts

The Chief Compliance Officer shall provide, on a regular basis, an education program to familiarize Covered Persons with the provisions of, and their obligations under, the Code, including reporting obligations, and to answer questions regarding the Code. The Chief Compliance Officer shall also be available to answer questions regarding the Code.

F.	Confidentiality

Each Covered Person shall keep confidential during the term of his or her employment or association with Artisan Partners any information concerning Artisan Partners or its Clients that is not generally known to the public, including, but not limited to, the following:

•	the investment strategies, processes, analyses, databases and techniques relating to capital allocation, stock selection and trading used by the investment team or other investment professionals employed by Artisan Partners;

•	the identity of and all information concerning Clients and shareholders of Clients;

•	information prohibited from disclosure by a Client’s policy on release of portfolio holdings or similar policy; and

•	all other information that is determined by Artisan Partners or a Client to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to the Covered Person.

No Covered Person shall use such confidential information for his or her own personal benefit or for the benefit of any third party, or directly or indirectly disclose such information, except to other associates of Artisan Partners, its affiliated businesses and third parties to whom disclosure is made pursuant to the performance of his or her duties as an associate of Artisan Partners or as otherwise may be required by law.

This obligation of confidentiality is in addition to any other Artisan Partners’ policies relating to confidentiality and confidentiality agreements with Artisan Partners to which a Covered Person is a party.

IV.	Employee Reporting

A.	Initial Disclosure of Accounts and Holdings

Each Covered Person shall: (i) identify to Artisan Partners each brokerage or other account in which the Covered Person either has a beneficial interest or which is subject to the investment control of the Covered Person and which holds or could hold a security subject to reporting under the Code; and (ii) instruct the broker or custodian to deliver to Artisan Partners duplicate confirmations of all transactions and duplicate account statements. In the case of: (i) a Covered Person that is a temporary employee whose anticipated period of continuous employment will not exceed 4 months; or (ii) the refusal or inability of a broker or custodian to furnish duplicate confirmations and account statements, then the Covered Person will be permitted, at the discretion of the Chief Compliance Officer, to furnish exact copies of transaction confirmations and account statements, in lieu of instructing a broker or custodian to deliver duplicates.

Each Covered Person shall disclose his or her personal securities holdings in which the Covered Person has a beneficial interest and any securities that are subject to the Covered Person’s investment control (disclosure is not required for direct obligations of the U.S. government (such as U.S. treasury bills, notes and bonds), bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments and shares issued by open-end mutual funds that are not U.S. Fund Clients).

The initial holdings report shall contain the following information:

•	title and type of security, interest rate and maturity date (if applicable), exchange ticker symbol or CUSIP number (as applicable), number of shares and the principal amount of each security held beneficially;

•	the name of any broker, dealer or bank with or through which the Covered Person maintains an account; and

•	the date the report is submitted.

The initial holdings report shall be delivered or submitted electronically to the Chief Compliance Officer no later than ten days after commencement of employment with Artisan Partners, and the holdings information included therein shall be current as of a date not more than 45 days prior to the commencement of such person’s employment.

Exempt Persons are not subject to initial disclosure of accounts and holdings.

B.	Transactions in APAM Securities

The execution of a precleared transaction in APAM securities must be reported to the Chief Legal Officer (through email, duplicate confirmation directly from the broker, or otherwise) immediately, but no later than the day after execution of the transaction.

With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on your behalf should be instructed to send duplicative confirmations of all such transactions to the Chief Legal Officer (through email, duplicate confirmation directly from the broker, or otherwise) immediately but no later than the day after execution of the transaction.

C.	Quarterly Transaction Reports

Each Covered Person shall report all Personal Securities Transactions during a calendar quarter to the Chief Compliance Officer no later than thirty days after the end of the quarter.

Quarterly transaction reports shall include the following information:

For each transaction, the:

•	date of the transaction;

•	title and type of security, interest rate and maturity date (if applicable), exchange ticker symbol or CUSIP number (as applicable), number of shares and the principal amount of each security involved;

•	nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	price at which the transaction was effected;

•	name of the broker, dealer or bank with or through which the transaction was effected; and

•	date the report is submitted.

In addition, for each account established during the quarter in which securities are held for the benefit of a Covered Person, the quarterly report shall include the:

•	name of the broker, dealer, mutual fund company or bank with whom the account was established;

•	date the account was established; and

•	date the report is submitted.

A Covered Person need not submit specific information relating to trading activity with a quarterly transaction report under this section if it would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer.

To the extent reports may be deemed to be required by entities or accounts described in Section III.B.5. of this Code, such reporting requirements shall be satisfied by the records maintained by Artisan Partners’ trading and accounting systems.

Reports relating to the Personal Securities Transactions of the Chief Compliance Officer shall be delivered or submitted electronically to the Compliance Manager, a Compliance Specialist or Associate Counsel, provided that the person to whom they are delivered is not then the Chief Compliance Officer.

Exempt Persons are not subject to reporting of Personal Securities Transactions.

D.	Annual Accounts and Holdings Reports

On an annual basis, each Covered Person shall disclose to the Chief Compliance Officer: (i) each brokerage or other account in which the person has a beneficial interest or which is subject to the investment control of the Covered Person and which holds or could hold a security subject to reporting under the Code; and (ii) his or her personal securities holdings. Such information must be current as of a date no more than 45 days before the report is submitted.

Exempt Persons are not subject to annual accounts and holdings reports.

E.	Disclosure of Employment—Household

Any Covered Person sharing the same household with an individual who is employed by an investment adviser or securities broker-dealer or who is employed by any company that the Covered Person knows does business with Artisan is required to disclose the identity of the individual and his or her employer to the Chief Compliance Officer. Disclosure is required, if applicable, upon the commencement of a Covered Person’s employment or association with Artisan. Disclosure of any changes is required promptly on an on-going basis. Artisan may also, from time to time, require disclosure of other employment information relating to those individuals sharing a Covered Person’s household.

F.	Regulatory Conduct Disclosure

Prior to employment and annually thereafter, each Covered Person is required to complete a regulatory conduct disclosure questionnaire. A Covered Person has an ongoing obligation to promptly report to the Chief Compliance Officer if anything occurs which would change any of his or her previously reported responses.

G.	Certification of Receipt of Code and Compliance

A copy of the Code will be furnished to each Covered Person upon commencement of employment, association with Artisan Partners or the work relationship. A copy of any amendment of the Code will be furnished to all Covered Persons. Each person who receives a copy of the Code, including any amendment, is required to acknowledge receipt in writing or electronically. Each Covered Person (including each Exempt Person, with respect to applicable Code provisions) is required to certify annually that: (i) he or she has read and understands the Code, (ii) recognizes that he or she is subject to the Code; and (iii) he or she has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code. The Chief Compliance Officer shall annually distribute a copy of the Code and request certification in writing or electronically by all Covered Persons (including each Exempt Person employed at that time) and shall be responsible for ensuring that all personnel comply with the certification requirement.

Each Covered Person who has not engaged in any Personal Securities Transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

V.	Exemptions

A.	Exempt Transactions and Securities

The provisions of this Code are intended to restrict the personal investment activities of Covered Persons only to the extent necessary to accomplish the purposes of the Code. Therefore, the prohibition on short-term trading and the preclearance and reporting provisions of this Code shall not apply to the following Personal Securities Transactions:

•	Purchases or sales of securities, except securities issued by APAM, effected in any account over which the persons subject to this Code have no direct or indirect influence or control (i.e., transactions effected for a Covered Person by a trustee of a blind trust);

•	Purchases or sales of:

•	securities that are direct obligations of the U.S. government (that is, U.S. treasury bills, notes and bonds);

•	shares of U.S. open-end investment companies (mutual funds) that are not U.S. Fund Clients (note that transactions in Artisan Global Funds are not exempt); and

•	bank certificates of deposit, banker’s acceptances, repurchase agreements or commercial paper.

•

Securities transactions, other than transactions in securities issued by APAM, through an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) an investment account in accordance with a predetermined schedule and allocation. An automatic investment plan includes an issuer’s dividend reinvestment plan (DRP) and the automatic reinvestment of dividends or income occurring in an investment account. Note that: (i) transactions through an automatic investment plan are exempt from quarterly transaction reporting only; and (ii) sales of securities acquired through an automatic investment plan must still be pre-cleared (unless occurring automatically in accordance with a predetermined schedule and that schedule has been pre-cleared) and are subject to the reporting requirements.

B.	Individual Exemptions

There may be circumstances from time to time in which the application of this Code produces unfair or undesirable results and in which a proposed transaction is not inconsistent with the purposes of the Code. Therefore, the Chief Compliance Officer may grant an exemption from any provision of this Code, provided that the person granting the exemption based his or her determination to do so on the ground that the exempted transaction is not inconsistent with the purposes of this Code or any law or regulation applicable to Artisan Partners, and documents that determination in writing.

VI.	Gifts and Business Entertainment

A.	Receiving Gifts

No Covered Person may accept gifts or other things of more than a $100 aggregate value in a year from any person or entity that does business with or on behalf of Artisan, or seeks to do business with or on behalf of Artisan, except: (i) in connection with a meeting that has a clear business purpose or some other clearly identifiable business function (including, for example, expenses in connection with a business conference or visits to companies as part of the process of securities analysis); (ii) an occasional meal or ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose; or (iii) gifts that are not solicited and are given as part of a personal relationship outside the business relationship.

Gifts having a value in the aggregate of more than $100 that are not excepted from the prohibition must generally either be returned to the donor or paid for by the recipient. In some circumstances, it may be awkward or inappropriate to return or insist on paying for a gift. In those circumstances, the recipient may retain the gift provided that the recipient makes a contribution of equal value to a charitable organization of his or her choice.

No Covered Person may accept cash and cash equivalent gifts from any person or entity that does business with or on behalf of Artisan, or seeks to do business with or on behalf of Artisan. No Covered Person may accept discounted products or services for personal use from any person or entity that does business with or on behalf of Artisan, or seeks to do business with or on behalf of Artisan, unless such discounts are also offered to members of the general public.

B.	Making Gifts

Many of the organizations with which Artisan does business have policies on the receipt of gifts that are as restrictive as this Code, or more restrictive. Therefore, no Covered Person may make gifts having a value of more than $100 in the aggregate in any year to a Client or any person or entity that does business with Artisan Partners, a U.S. Fund Client, Artisan Global Funds or Artisan Distributors without the prior approval of the Chief Compliance Officer, except gifts that are not solicited and are given as part of a personal relationship outside the business relationship and for which reimbursement from Artisan Partners will not be sought. Covered Persons will not generally be reimbursed for gifts that have not received such prior approval.

No Covered Person may give cash or cash equivalent gifts to any person or entity that does business with or on behalf of Artisan, seeks to do business with or on behalf of Artisan or that is being or may be solicited by Artisan for investment management services.

No Covered Employee, either directly or indirectly, may make any gift to any to any person for the purpose of seeking to obtain or retain advisory business.

C.	Distinction Between Gifts and Business Entertainment

It is not the intent of the Code to prohibit the everyday courtesies of business life, such as reasonable business entertainment. Therefore, the $100 limit on gifts discussed above does not include: (i) an occasional meal or ticket to a theater, entertainment, or sporting event that is social in nature where the host is present, provided that the meal, ticket or similar item was not solicited and provided further that such items are neither so frequent nor so extensive as to raise questions of propriety; or (ii) food items received by an individual but shared with Artisan Partners’ personnel and consumed on Artisan Partners’ premises. If the host is not present, then the meal, theater tickets, or entertainment or sporting event must be considered to be a gift and will be subject to the gift limits discussed above.

In the event that a Covered Person’s Immediate Family Member or guest participates in business entertainment that is subject to this policy and is received by the Covered Person, it is expected that the Covered Person will reimburse the provider of such business entertainment for the value of participation by the Immediate Family Member or guest. The value of participation to be reimbursed (for example, the value of a ticket to an event) shall be the greater of the provider’s cost or market value. In the event the provider refuses to accept reimbursement, a charitable contribution of like amount will be permitted as long as it is made in a manner that is consistent with the provisions as well as the spirit of the Code in order to avoid any potential conflict of interest or the appearance of impropriety.

Documentation of such reimbursement or contribution shall be provided to the Chief Compliance Officer.

D.	Preclearance of Business Entertainment Events Exceeding $300

A Covered Person is required to preclear in advance with the Chief Compliance Officer participation in any business entertainment event with a cost per person anticipated to exceed $300, excluding food and beverages.

E.	Reporting Gifts and Business Entertainment

Reports of gifts and business entertainment involving a Covered Person are required to be made to the Chief Compliance Officer. The reports are due within a reasonable period of time subject to time periods that may be established by the Chief Compliance Officer from time to time. Reports of gifts and business entertainment shall contain such information as may be required by Artisan Partners from time to time, such as the date of the gift or business entertainment; the identity of the donor and the recipient; a description of the business relationship between the donor and the recipient; a description of the gift or business entertainment; the value of the gift or business entertainment (estimated, if an exact value is unknown); and the reason the gift was made or the business entertainment occurred. Reports of gifts and business entertainment may be made orally, by email, or in writing on such form as specified from time to time.

The Chief Compliance Officer may, from time to time, identify certain items that may be excluded from reporting.

F.	Client Gift and Business Entertainment Policies

Artisan Partners’ Clients may have internal policies relating to gifts or entertainment involving their employees, agents or representatives. If a Client has provided Artisan Partners with a copy of a gift or entertainment policy applicable to that Client’s employees, agents or representatives, then Covered Persons must consider that gift or entertainment policy in providing business entertainment or gifts to that Client’s employees, agents or representatives.

G.	Preclearance of Gifts Involving Government Entity Clients

No Covered Person may give any gift to any officer, employee, trustee of, or any other person associated with, an existing or prospective Government Entity Client of Artisan Partners unless such gift has been precleared in advance by the Covered Person with his or her business unit manager and by the Chief Compliance Officer. See Artisan Partners’ Pay to Play Policy for the definition of “Government Entity.”

H.	ERISA Clients

Covered Persons are prohibited from giving gifts to, or receiving gifts from, any fiduciary with respect to a Client that is subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

VII.	Management’s Reporting

A.	Report to the Board of Artisan Funds

The Chief Compliance Officer(s) of Artisan Partners, on behalf of Artisan Partners, the Chief Compliance Officer of Artisan Funds, on behalf of Artisan Funds, and the Chief Compliance Officer of Artisan Distributors, on behalf of Artisan Distributors, shall submit an annual report to the board of Artisan Funds that:

•	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

•	describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

•	certifies to the board of Artisan Funds that Artisan Partners and Artisan Distributors have adopted procedures reasonably necessary to prevent employees who are Covered Persons from violating the Code; and

•	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

B.	Report to the Board of a U.S. Fund Client

The Chief Compliance Officer of Artisan Partners, on behalf of Artisan Partners, shall , upon request, submit a report to the board of a U.S. Fund Client (other than Artisan Funds) (which may be in the format specified by that U.S. Fund Client) that:

•	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year relating to Covered Persons who assist Artisan Partners in providing investment services to that U.S. Fund Client;

•	describes issues that arose during the previous year under the Code or procedures concerning personal investing of Covered Persons who assist Artisan Partners in providing investment services to that U.S. Fund Client, including but not limited to information about material violations of the Code by such Covered Persons, and sanctions imposed;

•	certifies to the board of that U.S. Fund Client, that Artisan Partners have adopted procedures reasonably necessary to prevent employees who are Covered Persons who assist Artisan Partners in providing investment services to that U.S. Fund Client from violating the Code; and

•	identifies any recommended changes in existing restrictions or procedures relating to Covered Persons who assist Artisan Partners in providing investment services to that U.S. Fund Client based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

C.	Reporting to Artisan Partners’ Management

The Chief Compliance Officer(s) of Artisan Partners shall report the following to the appropriate management of Artisan Partners:

•	Special Reports. The Chief Compliance Officer shall promptly report the existence of any potential violation of this Code to management of Artisan Partners if, in the reasonable judgment of the Chief Compliance Officer, such potential violation would constitute a material violation of this Code. Such report shall include all material and relevant details, which may include: (i) the name of particular securities involved, if any; (ii) the date(s) the Chief Compliance Officer learned of the potential violation and began investigating; (iii) the accounts and individuals involved; (iv) actions taken as a result of the investigation, if any; and (v) recommendations for further action.

•	Regular Reports. On an as-needed or periodic basis, the Chief Compliance Officer shall report to the management of Artisan Partners as it may request, which may include some or all of the following:

•	a summary of existing procedures under the Code;

•	a summary of changes in procedures made in the last year;

•	full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation;

•	an evaluation of the current procedures and a description of anticipated changes in procedures; and

•	a description of Artisan Partners’ continuing educational program, including the dates of such programs since the last report to management.

VIII.	Enforcement of the Code and Consequences for Failure to Comply

The Chief Compliance Officer shall be responsible for promptly investigating all reports of possible violations of the provisions of this Code.

Compliance with this Code of Ethics is a condition of employment or association with Artisan Partners, status as a registered representative of Artisan Distributors, and retention of positions with Artisan Funds. Taking into consideration all relevant circumstances, Artisan Partners will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include reversal or unwinding of trades, letters of sanction, suspension or termination of employment, removal from office, or permanent or temporary limitations or prohibitions on Personal Securities Transactions more extensive than those generally applicable under the Code. In addition, Artisan Partners may report conduct believed to violate the law or regulations applicable to Artisan Partners, or the Covered Person to the appropriate regulatory authorities.

Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by appropriate personnel of Artisan Partners, Artisan Distributors, Artisan Funds or Artisan Global Funds to verify compliance with the Code. Reports may also be shared with Artisan Partners’ senior management and may be subject to disclosure as required by law, such as in response to litigation and governmental examinations, investigations, subpoenas or inquiries. Additional information may be required to clarify the nature of particular transactions.

IX.	Retention of Records

Artisan Partners’ Chief Compliance Officer shall maintain the records listed below, which may be in hard copy or electronic format, for a period of five years at Artisan Partners’ principal place of business in an easily accessible place:

•	a list of all Covered Persons during the period;

•	receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

•	a copy of each Code of Ethics that has been in effect at any time during the period;

•	a copy of each report filed pursuant to the Code, including the annual report provided to the board of each U. S. Fund Client, and a record of any known violation and action taken as a result thereof during the period; and

•	records evidencing prior approval of, and the rationale supporting, an acquisition by a Covered Person of securities in an initial public offering or in a private placement.

Artisan Partners’ Chief Compliance Officer shall also maintain any other records related to the Code as required by applicable laws and regulations.

APPENDIX A — Definitions

When used in this Code, the following terms have the meanings described below:

•	Chief Compliance Officer. The Code contains many references to the Chief Compliance Officer. The Chief Compliance Officer shall mean such person as may be designated by Artisan US, Artisan Funds and/or Artisan Distributors, respectively to fill such role for each such entity from time to time, as well as such person or persons as may be designated by Artisan UK to fill the approved persons role, such as the CF10, from time to time. References to the Chief Compliance Officer also include, for any function, any person designated by the Chief Compliance Officer as having responsibility for that function from time to time and subject to the Chief Compliance Officer’s supervision. If the Chief Compliance Officer is not available, reports required to be made to the Chief Compliance Officer, or actions permitted to be taken by the Chief Compliance Officer, may be made to or taken by a Compliance Manager, or, in absence of the Chief Compliance Officer and a Compliance Manager, by the General Counsel, Senior Counsel or an Associate Counsel, to the extent such actions are permitted by applicable law.

•	Chief Legal Officer. The Chief Legal Officer shall mean such person as is designated by APAM to fill such role from time to time. References to the Chief Legal Officer also include, for any function, any person designated by the Chief Legal Officer as having responsibility for that function from time to time and subject to the Chief Legal Officer’s supervision. If the Chief Legal Officer is not available, reports required to be made to the Chief Legal Officer, or actions permitted to be taken by the Chief Legal Officer, may be made to or taken by a designee.

•	Exempt Person. An Exempt Person is an employee or a person working on the premises of Artisan Partners who, because of the nature of his or her employment or engagement with Artisan Partners, has little or no opportunity to acquire knowledge relating to Artisan Partners’ investment decisions before they are implemented. Exempt Persons may include:

•	part-time and/or temporary employees whose duties are limited to clerical or similar functions that are not investment-related; or

•	certain independent contractors, consultants, interns or seasonal employees, including:

•	those whose duties are not investment-related and do not otherwise have routine access to information about investment decisions before they are implemented; and

•	those who owe Artisan Partners an independent duty of confidentiality (e.g., attorneys and accountants)

An Exempt Person will be specifically advised of his or her status as an exempt person by the Chief Compliance Officer. The Chief Compliance Officer may, at any time, determine that a person’s status as an Exempt Person has changed and may, by notice to the person, revoke that status.

•	Federal Securities Laws. Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to mutual funds, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

•

Immediate Family Member. Immediate Family Member includes the following individuals, to the extent they are either living in a Covered Person’s household or are materially dependent on a Covered Person for support: spouse, son or daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother, stepfather or stepmother, mother-in-law or father-in-law, and siblings or siblings-in-law, or any ancestor of any of the forgoing persons. Immediate Family Member also includes any person who has been claimed by a Covered Person as a domestic partner for purposes of Artisan’s employee benefits, as well as that person’s descendants and ancestors.

•	Investment Person. Investment Person means a Covered Person who is a portfolio manager, analyst, research associate, research assistant, trader, or any other Covered Person in a similar capacity who provides information, analysis or advice with respect to the purchase or sale of securities.

•	Material Information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Material information can be positive or negative. Examples of potentially material information include:

•	Quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity (including, in the case of APAM, levels of or changes in assets under management, cash flows and pipeline information);

•	Changes in debt ratings;

•	Projections that significantly differ from external expectations;

•	Stock splits, public or private securities offerings, or changes in dividend policies or amounts;

•	Significant developments involving corporate relationships;

•	Proposals, plans or agreements, even if preliminary in nature, of a pending or proposed merger, acquisition, divestiture, recapitalization, strategic alliance, licensing arrangement or purchase or sale of substantial assets;

•	Actual or threatened major litigation or developments relating to the resolution of such litigation;

•	Events having a significant regulatory effect or involving significant regulatory intervention;

•	Events that may result in the creation of a significant reserve or write-off or other significant adjustment to a company’s financial statements; and

•	Significant changes in senior management.

Material information is not limited to facts but may also include projections and forecasts.

•	Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information becomes “public” when (i) it is disclosed in a way designed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and (ii) there has been adequate time for the public to digest that information. Examples of broad dissemination include press releases, filings with the Securities and Exchange Commission and meetings, conference calls or webcasts that are open to the public.

Nonpublic information may include:

•	Information available to a select group of analysts or brokers or institutional investors;

•	Undisclosed facts that are subject of rumors, even if the rumors are widely circulated; or

•	Information that has been entrusted to a company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement.

•	Personal Securities Transaction. A Personal Securities Transaction is a transaction in a security (including the “gifting” of a security) in which the Covered Person has a beneficial interest or over which the Covered Person has investment control. Whether or not a Covered Person has a beneficial interest or investment control will be based on all relevant facts and circumstances.

•	Security. Security is defined very broadly, and means any note, stock (including mutual fund shares), bond, debenture, investment contract, or limited partnership interest, and includes any right to acquire any security (an option or warrant, for example).

•	Beneficial Interest. You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse, domestic partner, minor children (including a domestic partner’s minor children) or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. In general, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16). Examples of beneficial interest are attached as Appendix

•	Investment Control. You have investment control over a security if you have, directly or indirectly, the ability to engage in a transaction in the security or direct that a transaction occur in a security. You may be deemed to have investment control over a security even if you do not have a beneficial interest in the security. Examples of investment control include a person acting as an executor or personal representative of an estate, or a person who instructs another person to purchase or sell a security.

APPENDIX B – Examples of Beneficial Interest

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include (without limitation):

•	securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•	securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•	securities held by you as trustee or co-trustee, where either you or any Immediate Family Member has a beneficial interest (using these examples) in the trust.

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•	securities held by: (i) your spouse, unless legally separated, or domestic partner, or you and your spouse or domestic partner jointly; or (ii) your minor children or any other Immediate Family Member of you or your spouse or domestic partner (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•	securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the Chief Compliance Officer or Compliance Manager.

Compliance Contacts	George Djurasovic, Brooke Billick, Jill Demski, Tay Incekara, Jane Lisheron

Effective from:	August 11, 2014

Last reviewed	August 11 2014

Applicable to:

Artisan Partners Asset Management INC.

Artisan Partners Limited Partnership

Artisan Partners UK LLP

Artisan Partners Asia-Pacific PTE, LTD

Artisan Partners Distributors LLC

Artisan Partners Funds, INC.

Artisan Partners Global Funds plc